Exhibit 10.91

CHROMCRAFT REVINGTON, INC.
1330 Win Hentschel Boulevard, Suite 250
West Lafayette Indiana 47906

September 14, 2012

Mr. William B. Massengill
4532 Foxmoor Lane
Lafayette, Indiana 47905

Dear Bill:

This letter will confirm our discussion where it was agreed that you would serve as a consultant to Chromcraft Revington, Inc. (the “Company”), as described in this letter, following your resignation as an officer, employee and all other positions with the Company on September 11, 2012.

1.           Consulting Period and Consulting Services.  You will serve as a consultant to the Company during the period beginning on September 15, 2012 and ending on June 15, 2013.  You will complete such managerial and general business consulting projects as may be requested by the Chief Executive Officer of the Company, with mutually agreeable completion dates.  Your consulting services will be performed at either the Company’s executive offices or at your personal residence.  Your consulting services to the Company will not exceed twenty (20) hours per month.  If you obtain subsequent employment with another company, we will work with you such that your consulting services to the Company will not interfere with your new employment.

2.           Consulting Fees.  The Company will pay you consulting fees equal to $165,000 for all of your consulting services during the consulting period.  The consulting fees will be paid in arrears in nine equal monthly installments of $18,333.34 each, with the first payment being due on October 15, 2012 and the last payment on June 15, 2013.  The consulting fees contemplated by this letter agreement will not be paid to you if the Release of Claims that you sign(ed) in connection with your resignation of employment is revoked or breached, and you will repay any portion of the consulting fees paid to you prior to any revocation or breach of the Release of Claims.

3.           Relationship with the Company.  All consulting services that you perform will be performed by you as an independent contractor and not as an officer, employee, partner, agent or representative of the Company, nor in any other arrangement or capacity with the Company.  As such, you will not participate or be eligible to participate in any employee benefit, retirement, incentive compensation, bonus, profit sharing, health, medical, hospitalization, dental, insurance or any other plans, policies or programs of the Company.  You will have discretion and responsibility for the selection of the procedures, processes, working hours and other incidents of the performance of your consulting services under this letter agreement.  As a consultant to the Company, you will not have, nor will you represent or hold yourself out as having, any right, power or authority to bind (or to create or make any contract, commitment, obligation or representation for, in the name of or on behalf of) the Company.  You will perform your consulting services to the Company in compliance with all applicable statutes, laws, rules, regulations, ordinances and other legal requirements.

4.           Expenses.  The Company will promptly reimburse you for all out-of-pocket business expenses incurred by you in connection with your consulting services to the Company only so long as the Chief Executive Officer of the Company has approved in advance all such business expenses prior to the expenses being incurred.  You will provide the Company with sufficient documentation of these expenses to satisfy the Company’s business expense reimbursement policy and any requirements under the Internal Revenue Code.

5.           Taxes.  You will be solely responsible for and will pay any and all taxes due and owing on the consulting fees paid to you under this letter agreement, including, but not limited to, federal, state and local income, FICA and self-employment taxes.  The consulting fees paid to you will not constitute salary, wages or employee compensation, and the Company will issue a Form 1099 for the consulting fees paid to you.

6.           Employment Agreement.  Sections 5 through 12, inclusive, of the Employment Agreement between the Company and you (“Employment Agreement”), and the defined terms set forth in the other provisions of the Employment Agreement, will continue in full force and effect and remain binding on you as provided therein.  You understand and agree that you will not receive any severance under the Employment Agreement or the Company’s severance pay policy.  The Company has waived the requirement under your Employment Agreement that you must provide us with 90 days’ prior written notice of your resignation, and you agree that the Company will not pay your base salary to you during this 90-day period.  You irrevocably waive any right to receive the foregoing severance and salary payments and release the Company from any obligation to pay these amounts to you.  As such, you will be paid your regular base salary through the Company’s payroll period ending on September 15, 2012

If you elect to receive continuation coverage for yourself, your spouse and your legal dependents under the Company’s group health benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), the Company will reimburse you for any COBRA premiums paid by you for the time period specified in Section 5(g) of the Employment Agreement.  In addition, if you obtain new employment or another position during the consulting period, you agree that the consulting fees paid to you under this letter agreement will be reduced or terminated as provided in Section 5(h)(vi) of the Employment Agreement in the same manner as if the consulting fees were “Monthly Severance Payments.”

You also agree that the consulting fees paid to you hereunder and the reimbursement of any COBRA premiums constitute adequate consideration for your non-competition, non-solicitation, confidentiality and other covenants and obligations in Sections 6 through 12, inclusive, of the Employment Agreement.

This letter agreement constitutes an amendment to your Employment Agreement only for the specific matters covered above.

7.           Securities Law Matters.  You have ongoing responsibilities under the federal securities laws and other applicable laws, including, but not limited to, Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.  You also understand that there are prohibitions imposed by the federal and state securities laws with respect to (a) your purchase or sale of any securities of the Company on the basis of any confidential or nonpublic information relating to the Company of which you are aware, and (b) any communication by you (including, but not limited to, by way of a tip) of any confidential or nonpublic information relating to the Company to any third party when it is reasonably foreseeable that such other party may purchase or sell any securities of the Company on the basis of any such information.

8.           Miscellaneous.  This letter agreement (and certain provisions of the Employment Agreement as referenced above) contain the entire agreement between the Company and you relating to the subject matter hereof and thereof.  This letter agreement may be amended or modified only by a writing signed by the Company and you.  This letter agreement, and our respective obligations hereunder, may be assigned by the Company without your prior consent in the event of a sale, merger, business combination or other change in control transaction involving the Company and by you only with the prior written consent of the Company.  This letter agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute one and the same agreement.  This Agreement may be executed and delivered by the Company and you by electronic mail, facsimile transmission or other electronic means.

Either of us may waive the performance by the other of any of the agreements or obligations under this letter agreement to be performed by the other party only if each such waiver is in writing and signed by the party entitled to provide the waiver.  This letter agreement will be construed in accordance with the fair meaning of its provisions and its language will not be strictly construed against, nor will ambiguities be resolved against, either party.  The headings in this letter agreement have been inserted solely for ease of reference and will not be considered in the interpretation of this letter agreement If any provision of this letter agreement (or any portion hereof) is held to be invalid or unenforceable, then such invalidity or unenforceability will not affect any other provision of this letter agreement.

This letter agreement will be governed by and construed in accordance with the laws of the State of Indiana, without reference to any choice of law provisions, principles or rules thereof (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana.

Notwithstanding anything else in this letter agreement, the Company’s obligation to pay you the consulting fees under this letter agreement or to reimburse you for the premiums associated with any COBRA continuation coverage will terminate immediately without reinstatement of any obligation of the Company to resume paying or reimbursing you for such amounts if you breach this letter agreement or any provision of the Employment Agreement that survives your resignation of employment (including, but not limited to, any of the provisions of Sections 6, 7, 8 or 9 thereof) or if you revoke or breach the Release of Claims that you sign(ed) in connection with your resignation of employment.  If the Company’s obligation to pay the consulting fees or reimburse you for the COBRA premiums is terminated as aforesaid, your covenants in the Employment Agreement that survive your resignation of employment will continue in full force and effect and remain binding on you.

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Very truly yours,

CHROMCRAFT REVINGTON, INC.

By:	/s/ Ronald H. Butler
Ronald H. Butler
Chairman and Chief Executive Officer

ACCEPTED AND AGREED to this 21st day of September, 2012.

/s/ William B. Massengill
William B. Massengill